EXHIBIT 23.1

                          CONSENT OF NEFF & RICCI LLP

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                          NEFF & RICCI LLP LETTERHEAD



To the Board of Directors
AutoTradeCenter.com, Inc.

We consent to the incorporation by reference in the registration statement on Form S-1 of AutoTradeCenter.com, Inc. of our report dated May 18, 2001, except for Notes $ and S, as to which the date is July 26, 2001, relating to the consolidated balance sheets of AutoTradeCenter.com, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended March 31, 2001, 2000, and 1999.



/s/ Neff & Ricci LLP

Albuquerque, New Mexico
October 17, 2001